EXHIBIT 99.1
Gladstone Land Announces
Third Quarter 2018 Results

McLean, VA, November 8, 2018: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the third quarter ended September 30, 2018.
A reconciliation of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information tables below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless otherwise noted.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.SEC.gov and the investor relations section of the Company’s website at www.GladstoneLand.com.
Comments from David Gladstone, President and CEO of Gladstone Land:  “We feel like we got back on track during this third quarter after a disappointing second quarter. As you may remember, the second quarter was problematic for us, primarily due to the poor results on the farming operations we conducted through our taxable REIT subsidiary. However, that farm is now leased to an unrelated third-party farmer for the next 10 years, and we are no longer operating any of our farms. During the third quarter, we sold one farm at a sales price that represented a 22% premium over its most recent valuation, resulting in a significant gain for us. We used proceeds from that sale, along with other financing sources, to acquire eight new farms during the quarter for $46.8 million, and we also had strong value appreciation on some of our existing farms. In addition, subsequent to quarter-end, we acquired a farm growing primarily fig trees, which is a new crop type for us. So, after a slow start to the year on the acquisition front, activity is picking up, and looking at our current backlog of farms to buy, we expect this momentum to carry on through the rest of 2018 and into 2019.
“The third quarter also saw us get back to covering our dividend with AFFO, as we had for 10 consecutive quarters prior to last quarter’s miss. Finally, we earned a sizable amount of additional rental income come in during the quarter from certain of our participating leases, which pay us additional rent based on a percentage of the gross crop revenues earned on the farm. We are hoping to receive a few more such payments during the fourth quarter, but we will not know the exact amounts until later in the year. As a publicly-traded REIT, we pay monthly dividends to our shareholders, and our current goal continues to be to frequently increase the dividend at a rate that outpaces that of inflation.”
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	9/30/2018	6/30/2018	($ / #)	(%)
Operating Data:
Total operating revenues	$8,017	$11,394	$(3,377)	(29.6)%
Total operating expenses, net of credits	(4,672)	(8,922)	4,250	(47.6)%
Other income (expenses), net	2,675	(4,324)	6,999	(161.9)%
Net income (loss)	$6,020	$(1,852)	$7,872	(425.1)%
Plus: Real estate and intangible depreciation and amortization	2,374	2,242	132	5.9%
Less: Gains on dispositions of real estate assets, net	(6,247)	—	(6,247)	N/A
FFO	2,147	390	1,757	450.5%
Less: Dividends declared on Series B Preferred Stock	(90)	(3)	(87)	2,900.0%
FFO available to common stockholders and OP Unitholders	2,057	387	1,670	431.5%
Plus: Acquisition-related expenses	26	—	26	N/A
Plus: Net acquisition- and disposition-related accounting fees	44	—	44	N/A
Plus: Other nonrecurring charges, net(1)	315	1,348	(1,033)	(76.6)%
CFFO available to common stockholders and OP Unitholders	2,442	1,735	707	40.7%
Net rent adjustment(2)	(164)	(163)	(1)	0.6%
Plus: Amortization of debt issuance costs	145	146	(1)	(0.7)%
AFFO available to common stockholders and OP Unitholders	$2,423	$1,718	$705	41.0%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	16,057,957	15,506,512	551,445	3.6%
Weighted-average OP Units outstanding(3)	683,527	913,551	(230,024)	(25.2)%
Weighted-average total shares outstanding	16,741,484	16,420,063	321,421	2.0%

Diluted net income (loss) per weighted-average total share	$0.354	$(0.113)	$0.467	413.5%
Diluted FFO per weighted-average total share	$0.123	$0.024	$0.099	421.3%
Diluted CFFO per weighted-average total share	$0.146	$0.106	$0.040	38.0%
Diluted AFFO per weighted-average total share	$0.145	$0.105	$0.040	38.3%
Cash distributions declared per total share	$0.133	$0.133	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$499,919	$465,282	$34,637	7.4%
Total assets	$509,896	$475,211	$34,685	7.3%
Total indebtedness(5)	$347,256	$324,194	$23,062	7.1%
Total equity	$147,200	$135,151	$12,049	8.9%
Total common shares + OP Units outstanding(3)	16,741,495	16,741,295	200	—%

Other Data:
Cash flows from operations	$3,562	$1,731	$1,831	105.8%
Farms owned	82	75	7	9.3%
Acres owned	67,826	63,325	4,501	7.1%
Occupancy rate(6)	99.8%	99.8%	0.1%	0.1%
Farmland portfolio value	$578,580	$543,444	$35,136	6.5%
NAV per share	$13.79	$13.51	$0.28	2.1%

(1)	Consists of the net incremental impact of the farming operations conducted through Gladstone Land Advisers, Inc. (the “Incremental TRS Operations”), net of certain nonrecurring credits.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and accretion related to below-market lease values, deferred revenue and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)	There were 670,879 and 717,423 OP Units (as defined below) held by non-controlling limited partners as of September 30, 2018, and June 30, 2018, respectively.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, mortgage notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on farmable acreage.
Highlights for the quarter:

•
Property Acquisitions: Acquired eight new farms, consisting of 6,398 total acres, for $46.8 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 5.4%; however, all of the leases on these farms contain certain provisions (e.g., annual rent escalations) that are expected to drive cash rents higher in future years.

•
Property Disposition: Sold a 1,895-acre farm in Morrow County, Oregon (the “Oregon Farm”), to the existing tenant for $20.5 million, achieving a 20% internal rate of return on our initial equity investment. The Oregon Farm had a net book value of approximately $13.8 million at the time of the sale and was previously valued (for NAV purposes) at approximately $16.8 million. In addition, proceeds from the sale of the Oregon Farm were used to acquire five farms in Florida as part of a Section 1031 like-kind exchange.

•	Financing Activity:

•
Loan Refinancings: Refinanced three loans totaling approximately $16.0 million that were scheduled to expire during the quarter, all with the existing lender. Due to the appreciation in value of the underlying property collateralizing these loans, we were able to secure approximately $1.4 million of additional borrowings as part of these refinancings. On a weighted-average basis, the refinanced loans bear interest at a fixed rate of 4.29%, which is fixed for the next 5.4 years (as compared to a weighted-average rate of 2.51%, fixed for 3.1 years, for the original loans).

•
New Long-term Borrowings: Obtained an aggregate of $28.1 million of new, long-term borrowings from three different lenders (including one new lender) at an expected weighted-average effective interest rate of 4.15%. On a weighted-average basis, these rates are fixed for the next 7.4 years.

•
Equity Activity-Series B Preferred Stock: Issued and sold 372,768 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $8.4 million.

•
Increased and Paid Distributions: Increased our monthly distribution run rate by 0.11% and paid total cash distributions of 0.13305 per share of common stock (including outstanding common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) that are held outside of the Company) for each of July, August, and September 2018.

Q3 2018 Results:  Net income for the quarter was approximately $6.0 million, or $0.35 per share, compared to a net loss of approximately $1.9 million, or $0.11 per share, in the prior quarter. AFFO for the quarter was approximately $2.4 million, or $0.14 per share, an increase of approximately $705,000, or 41.0%, from the prior quarter. The increase in AFFO was driven by an increase in cash rents of approximately $1.3 million, including approximately $889,000 of participation rents recorded in the quarter from eight of our farms in the Pacific region dedicated to permanent plantings. Partially offsetting this increase was: (i) an increase of approximately $553,000 in cash operating expenses, primarily driven by higher property-operating expenses, additional related-party fees, and increased professional fees; and (ii) an increase of approximately $268,000 in interest expense, driven by increased overall borrowings outstanding, coupled with higher interest rates on new borrowings. AFFO per share increased by 38.3% from the prior quarter due to the reasons discussed above, partially offset by a slight increase in the weighted-average total common shares (consisting of both common stock and OP Units) outstanding during the current quarter. Cash flows from operations for the current quarter were higher primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases, coupled with additional costs paid in the prior quarter in connection with the unsold crops on the farm operated by Land Advisers, for which no corresponding revenues were received. Our NAV per share increased by $0.28 from the prior quarter to $13.79 at September 30, 2018, primarily driven by the net appreciation in value of our farmland holdings, partially offset by ongoing capital improvements made on certain of our farms (which won't be reflected in the properties' fair values until the respective projects are completed).
Subsequent to September 30, 2018:

•
Property Acquisition: Acquired a 951-acre farm in Madera County, California, growing figs and pistachios for $23.0 million. The farm was acquired at a minimum, straight-line net capitalization rate of 5.4% and also includes a variable-rent component based on the gross proceeds earned on the farm.

•	Financing Activity: Secured $13.8 million of new, long-term borrowings from an existing lender at an expected effective interest rate of 4.86, which is fixed for 10 years.

•	Equity Activity-Series B Preferred Stock: Issued and sold 199,353 shares of the Series B Preferred Stock for net proceeds of approximately $4.5 million.

•
Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of $0.0444 per share of common stock (including OP Units held outside of the Company) for each of October, November, and December 2018.  This marks our 12th distribution increase over the past 46 months, during which time we’ve increased the distribution run rate by a total of 48.0%.

Conference Call for Stockholders:  The Company will hold a conference call on Friday, November 9, 2018, at 8:30 a.m. EDT to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through November 16, 2018.  To hear the replay, please dial (855) 859-2056, and use playback conference number 6895654.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through January 9, 2019.
About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to unrelated third-party farmers.  The Company reports the current fair value of its farmland on a quarterly basis; as of September 30, 2018, the estimated net asset value of the Company was $13.79 per share.  Gladstone Land currently owns 83 farms, comprised of 68,777 acres in 9 different states across the U.S., valued at approximately $602 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops (e.g., berries and vegetables), which are generally planted and harvested annually, as well as permanent crops (e.g., almonds, blueberries, and pistachios), which are generally planted every 10 to 20-plus years.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 69 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution rate on its common stock is $0.0444 per month, or $0.5328 per year.  Additional information can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by an independent, third-party appraiser; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate on a fee simple, “As Is” basis, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$147,200
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(499,919)
Plus: estimated fair value of real estate holdings(2)	578,580
Net fair value adjustment for real estate holdings		78,661
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	347,156
Less: fair value of aggregate long-term indebtedness(3)(4)	(332,348)
Net fair value adjustment for long-term indebtedness		14,808
Estimated NAV		240,669
Less: fair value of Series B Preferred Stock(5)		(9,826)
Estimated NAV available to common stockholders and OP Unitholders		$230,843
Total common shares and OP Units outstanding(6)		16,741,495
Estimated NAV per common share and OP Unit		$13.79

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of mortgage notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term mortgage notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of September 30, 2018.

(5)	Valued at the security's liquidation value.

(6)	Includes 16,070,616 shares of common stock and 670,879 OP Units held by non-controlling limited partners.
Comparison of estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 20, 2018, and its Form 10-Q for the three months ended September 30, 2018, as filed with the SEC on November 8, 2018, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893